SECOND AMENDMENT TO
INVESTMENT MANAGEMENT AGREEMENT

THIS SECOND AMENDMENT TO INVESTMENT MANAGEMENT AGREEMENT (this "**Amendment**") is entered into as of April 1, 2014 (the "**Amendment Effective Date**") by and between The Midway Group, LP, a Delaware limited partnership ("**Midway**"), and New York Mortgage Trust, Inc., a Maryland corporation ("**NYMT**").

Witnesseth:

WHEREAS, Midway and NYMT entered into that certain Investment Management Agreement dated February 11, 2011 (the "**Agreement**"), pursuant to which Midway provides certain investment management services to NYMT; and

WHEREAS Midway and NYMT desire to amend the Agreement as set forth in this Amendment.

NOW, THEREFORE, for, and in consideration of, the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. **Amendment**

1.1 NYMT and Midway agree that the Agreement is hereby amended by deleting Paragraph 8(b) of the Agreement in its entirety and replacing with the following:

"**(b) Incentive Fee**

Midway will be entitled to a quarterly incentive fee (the "**Incentive Fee**") that is calculated quarterly and payable quarterly in arrears. The Incentive Fee (which shall be calculated in the manner described below and as illustrated in Exhibit C hereto) shall be subject to a high water mark equal to a 11% return on Invested Capital (the "**High Water Mark**"), and shall be payable with respect to such fiscal quarter in an amount equal to the excess, if any, of (i) 35% of the dollar amount by which Adjusted Net Income (as defined below) attributable to the Separate Account, on a quarterly basis and before the Incentive Fee, exceeds an annualized 12.5% rate of return on Invested Capital (the "**Hurdle Rate**"), after adjusting for any carried over shortfall ("**Deficit Adjustment**") from previous quarters. The return rate for each quarter (the "**Calculation Period**") shall be determined by dividing (A) the Adjusted Net Income for the Calculation Period by (B) the weighted average of the Invested Capital held in the Separate Account during the Calculation Period (as calculated pursuant to Paragraph 4(b) of this Agreement);

From time to time in the future, upon mutual agreement of the parties hereto, a portion of each Incentive Fee payable to Midway hereunder may be paid in shares (the "**Incentive Fee Shares**") of NYMT's common stock, $0.01 par value per share (the "**Common Stock**"), with the balance paid in cash. The specific terms and conditions for any issuance of Incentive Fee Shares shall be determined and approved by the parties prior to any such issuance. Notwithstanding the foregoing, Incentive Fee Shares shall not be issued except in accordance with all applicable securities exchange rules and securities laws (including prohibitions on insider trading).

"**Adjusted Net Income**" is defined as net income (loss) calculated in accordance with generally accepted accounting principles in the United States ("**GAAP**"), including any unrealized gains and losses, after giving effect to all expenses as set forth in Paragraphs (8)(c) and (8)(d) below.

"**Deficit Adjustment**" is defined as the amount of incentive fee paid quarterly during any calendar year that exceeds the amount of year to date or annual incentive for that calendar year. The Deficit Adjustment will be carry forward to future quarters as a reduction of incentive fee owed until the deficit amount is reduced to zero. The Deficit Adjustment amount is calculated separately from the **High Water Mark.**

All securities held in the Separate Account shall be valued in accordance with GAAP, and in a manner consistent with the PPM for the Fund. As set forth in Paragraph (4)(b), for the purposes of determining the Invested Capital in the Separate Account at any given time, the parties agree that the Capital Commitment Schedule set forth herein shall govern.

Unlike the Hurdle Rate, which is calculated on a three (3) month basis, the High Water Mark is calculated on a calendar twelve (12) month basis, and shall reset every twenty-four (24) months. The High Water Mark will be a static dollar figure that Midway will be required to recoup, to the extent there was a deficit in the prior High Water Mark calculation period before it can receive an Incentive Fee. For example, if in any quarter, NYMT earns a return on Invested Capital in the Separate Account of 9%, which is 2% short of the High Water Mark, and this 2% deficit is equivalent to a dollar amount of $2 million, Midway would have to earn net profit of $2 million to get above the High Water Mark before it would be eligible again to receive an Incentive Fee. This is independent of the new High Water Mark, which will have to be reached in the

following year(s). The High Water Mark Calculation is only relevant in Calendar year(s) where Midway does not accrue any incentive fees when calculated on an annual basis.

If incentive fees have been accrued and paid in any quarter(s) of the calendar year, but at the end of the year, on an annual basis, Midway did not earn any incentive fees, then these incentive fees will be considered pre-paid incentive fees and must be earned in the future, in addition to any deficits discussed above, before Midway is eligible to earn any incentive fees for the current quarter or current year.

If incentive fees have been accrued and paid in any quarter(s) of the calendar year, but at the end of the year, on an annual basis, Midway earned less than what was accrued and paid over the quarters of the calendar year, then the difference between the aforementioned will be considered to be prepaid fees and must be earned by Midway in the future.

1.4 NYMT and Midway hereby agree that Exhibit C attached hereto shall become new Exhibit C of the Agreement.

2. **Miscellaneous**

2.1 All terms and conditions of the Agreement not expressly modified by this Amendment shall remain in full force and effect, and, in the event of any inconsistencies between this Amendment and the terms of the Agreement, the terms set forth in this Amendment shall govern and control.

2.2 This Amendment may be executed in one or more counterparts, which shall be construed together as one document.

2.3 Captions used herein are for convenience only and are not to be utilized to ascribe any meaning to the contents thereof. Unless defined differently herein or the context clearly requires otherwise, all terms used in this Amendment shall have the meanings ascribed to them under the Agreement.

2.4 Notwithstanding the Amendment Effective Date, the provisions set forth in this Amendment shall take effect as of January 1, 2014.

2.5 This Amendment (i) shall be binding upon and shall inure to the benefit of each of the parties and their respective successors, assigns, receivers and trustees; (ii) may be modified or amended only by a written agreement

executed by each of the parties; and (iii) shall be governed by and construed in accordance with the laws of the State of New York.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

THE MIDWAY GROUP, LP

By: ______________________________
Omar Qaiser
Chief Financial Officer

NEW YORK MORTGAGE TRUST, INC.

By: ______________________________
Steven R. Mumma
Chief Executive Officer

Exhibit C - Illustration of Incentive Fee Calculation

Incentive Fees Calculation
Input Area in YELLOW

	Invested Capital	Input Return	Net Income*	Highwater Hurdle 11.0% %	Highwater Hurdle 11.0% $	Incentive Hurdle 12.5% %	Incentive Hurdle 12.5% $	Excess $ before % High Water	Excess $ before % Incentive	Calculated Incentive Fee	Incentive Deficit Adjust	Adjusted Current	Carryover Highwater	Carryover Incentive	Paid Incentive Quarterly	Paid Incentive YTD
Beg Year																-
Jan-14	75,000,000	1.00%	750,000													
Feb-14	80,000,000	2.00%	1,600,000													
Mar-14	80,000,000	1.00%	800,000													
Quarter	78,333,333	4.02%	3,150,000	2.75%	2,154,167	3.13%	2,447,917	995,833	702,083	245,729	-	245,729	-	-	245,729	245,729
Apr-14	85,000,000	2.00%	1,700,000													
May-14	85,000,000	2.00%	1,700,000													
Jun-14	85,000,000	1.00%	850,000													
Quarter	85,000,000	5.00%	4,250,000	2.75%	2,337,500	3.13%	2,656,250	1,912,500	1,593,750	557,813	-	557,813	-	-	557,813	803,542
Jul-14	90,000,000	1.00%	900,000				-									
Aug-14	95,000,000	6.00%	5,700,000				-									
Sep-14	95,000,000	1.00%	950,000				-									
Quarter	93,333,333	8.09%	7,550,000	2.75%	2,566,667	3.13%	2,916,667	4,983,333	4,633,333	1,621,667	-	1,621,667	-	-	1,621,667	2,425,208
Oct-14	100,000,000	-5.00%	(5,000,000)				-									
Nov-14	100,000,000	-3.00%	(3,000,000)				-									
Dec-14	100,000,000	2.00%	2,000,000				-									
Quarter	100,000,000	-6.00%	(6,000,000)	2.75%	2,750,000	3.13%	3,125,000	(8,750,000)	(9,125,000)	(3,193,750)	-	(3,193,750)	(858,333)	(3,193,750)	-	2,425,208
Annual	89,166,667	10.04%	8,950,000	11%	9,808,333	12.5%	11,145,833	(858,333)	(2,195,833)	(768,542)	-	(768,542)				

Amounts deducted from Adjusted Net Income in Future Periods	
Prepaid Incentive Fee	2,425,208
Highwater Mark (Incentive Adj 35%)	300,417
[redacted]	2,725,625

Exhibit C - Illustration of Incentive Fee Calculation

Incentive Fees Calculation

Input Area in YELLOW

	Invested Capital	Input Return	Net Income*	Highwater Hurdle 11.0%		Incentive Hurdle 12.5%		Excess $ before %		Calculated Incentive Fee	Incentive Deficit Adjust	Adjusted Current	Carryover		Paid Incentive	
				%	$	%	$	High Water	Incentive				Highwater	Incentive	Quarterly	YTD
Beg Year																2,725,625
Jan-15	100,000,000	4.00%	4,000,000													
Feb-15	100,000,000	2.00%	2,000,000													
Mar-15	100,000,000	1.00%	1,000,000													
Quarter	100,000,000	7.00%	7,000,000	2.75%	2,750,000	3.13%	3,125,000	4,250,000	3,875,000	1,356,250	(2,725,625)	(1,369,375)	-	(1,369,375)	-	-
Apr-15	100,000,000	4.00%	4,000,000													
May-15	100,000,000	1.00%	1,000,000													
Jun-15	100,000,000	3.00%	3,000,000													
Quarter	100,000,000	8.00%	8,000,000	2.75%	2,750,000	3.13%	3,125,000	5,250,000	4,875,000	1,706,250	(1,369,375)	336,875	-	-	336,875	336,875
Jul-15	100,000,000	4.00%	4,000,000				-									
Aug-15	100,000,000	2.00%	2,000,000				-									
Sep-15	100,000,000	2.00%	2,000,000				-									
Quarter	100,000,000	8.00%	8,000,000	2.75%	2,750,000	3.13%	3,125,000	5,250,000	4,875,000	1,706,250	-	1,706,250	-	-	1,706,250	2,043,125
Oct-15	100,000,000	1.00%	1,000,000				-									
Nov-15	100,000,000	1.00%	1,000,000				-									
Dec-15	100,000,000	2.00%	2,000,000				-									
Quarter	100,000,000	4.00%	4,000,000	2.75%	2,750,000	3.13%	3,125,000	1,250,000	875,000	306,250	-	306,250	-	-	306,250	2,349,375
Annual	100,000,000	27.00%	27,000,000	11%	11,000,000	12.5%	12,500,000	-	14,500,000	5,075,000	(2,725,625)	2,349,375				

Amounts deducted from Adjusted Net Income in Future Periods

Prepaid Incentive Fee

Highwater Mark (Incentive Adj 35%)

[redacted]